Exhibit 99.2

Script: 2Q 2022 Earnings Call

August 15, 2022

Operator

Welcome to the second quarter 2022 Phoenix Motor Inc earnings conference call. All participants are in a listen-only mode. All questions can be directed after the call to PhoenixIR@icrinc.com. I will now turn the call over to Senior Vice President and Head of Investor Relations, Mark Hastings.

Mark Hastings, SVP & Head of IR, Phoenix Motorcars

Thank you, and welcome everyone to our second quarter earnings call. This is our first earnings call as a publicly traded company and we are excited to have you join us.

First, let me introduce the members of the Phoenix Motorcars leadership team taking part in today's call. We will hear first from Dr. Lance Zhou, our Chief Executive Officer, and then Chris Wang, our Chief Financial Officer.

Before I turn it over to Dr. Zhou, please allow me to give a little background on Phoenix for those of you who are not familiar with us. The company was founded in 2003 and is headquartered in Anaheim, California. Phoenix Motorcars’ goal is to be a leader in sustainable and zero-emission transportation, with a range of products available to our customers including shuttle buses, delivery vans, school buses and work trucks. Phoenix is achieving this through the use of standardized platforms and an asset light strategy, which help us to deliver our products at a lower cost, while maintaining focus on energy-efficient, intelligent and innovative designs.

We market our vehicles through two brands:

The first, Phoenix Motorcars, is our legacy line which offers various all-electric, medium duty, commercial vehicles to the market, with products such as buses, utility and service trucks, box trucks, walk-in vans and refrigerated trucks. We sell our products as complete vehicles as well as in kit form to other entities.

Today, Phoenix Motorcar’s customers are sourced from a wide range of industries with applications such as airport parking, hotels, campuses, municipalities, ports, micro-transit services and dial-a-ride applications. Phoenix today serves over 50 commercial fleet customers, to whom we have deployed over 100 shuttle buses and trucks, with combined miles traveled of over 3 million miles.

We are currently developing our 4th generation drivetrain, for the Phoenix Motorcars brand, which is expected to be introduced in 2023. These 4th gen vehicles will have greatly enhanced reliability and be cost competitive without subsidies. The ability to be cost competitive without subsidies is a key focus as we seek to meet future demand as the markets and EV technologies move from an emerging market phase to a steadier state market phase.

Phoenix’s second vehicle brand, which is currently in development is called EdisonFuture. This is a light-duty consumer line that is expected to be brought to market in 2024. EdisonFuture’s EF1 pickup truck and van debuted last fall at the Los Angeles Auto Show, previewing what will be our solar-powered, light-duty vehicle offering. Our EdisonFuture vehicles will provide cutting edge-technology and be marketed for personal and commercial use in the form of pickup trucks, SUVs and vans.

In addition to our vehicle lines, Phoenix also produces a wide range of affordable and reliable battery-powered forklifts, which boast best-in-class warranties.

And finally, as one of the early movers in the medium-duty EV industry, we have experienced firsthand how infrastructure can be a barrier to the successful electrification of vehicles. As a result, Phoenix also offers products and services through our ‘EV Infrastructure Solutions’ business, which targets both commercial and consumer customers offering ‘one-stop shop-solutions’ through a full charging infrastructure solution portfolio, that extends beyond our clients to include the retail sector with Level 1 and Level 2 chargers.

At its core, Phoenix is an engineering-focused company with patented technologies to address the market’s need for the next generation of pickup trucks, SUVs and commercial vehicles. We have constructed our company to be flexible and asset light. Our asset light approach extends to our production model and our business procedures, as well as the selection of key suppliers and the allocation of cash.  In short, this means we’re building a scalable business, maximizing the returns on our capital, while also deploying industry-leading technology. We've put together a management team that's both seasoned and established in the EV sector, putting us in an excellent position in the high-growth commercial electric bus, delivery truck and consumer sectors.

With that, I'll now turn the call over to Dr. Lance Zhou to give some insight into his background and his vision for reshaping our company.

Dr. Lance Zhou, Chief Executive Officer

Thank you, Mark. And thank you for joining us today.

I am Dr. Lance Zhou, CEO of Phoenix Motor Inc. For those who do not know me, I joined the Phoenix team earlier this year. I come to the company with over 30 years of automotive industry experience. My previously experience includes most recently serving as CEO of Karma Automotive. Prior to heading up Karma, I served as CEO and President, of Beijing Foton-Daimler Automotive, Level 1 Vice President of Daimler Global and as CEO of Naveco – IVECO, in China.

I have designed and developed three commercial vehicle platforms from concept to final production to meet customer demand in the Class 3 to Class 7 segments. I developed my first EV van in 2011 for IVECO in China, and I also launched a luxury high performance electric sports car with Karma. Given my prior experience I am excited to join Phoenix as it enters its next stage of growth and development.

We are excited to have completed our initial public offering in the second quarter, while accomplishing strong revenue growth as we continue to build and reshape the company. We are busy working not only on our new 4th generation drivetrain but also on exciting new additions to our product offerings in the quarters ahead. We are forging important partnerships with service providers, suppliers and customers. We have been expanding our management team by adding seasoned and establish EV industry veterans. We are taking all of these measures to position Phoenix Motorcars for tremendous growth in the quarters ahead as we capitalize both on our successful past experience, as well as the emerging industry tailwinds supported by recently passed legislation in the U.S. and elsewhere encouraging this green energy transition.

I will now turn the call over to our CFO, Chris Wang.

Chris Wang, Chief Financial Officer

Thank you, Lance.

Phoenix is not a pre-revenue company like many others in our sector. We have a long history of making and delivering completed products to the total satisfaction of customers. We have a stable and loyal customer base and we provide a simple one-stop-shopping solution for clients by offering vehicles, chargers, and complete service support.

For the three months ended June 30, 2022, our revenues were $1.5 million, compared to $653 thousand for the same period in 2021. Our total revenue increased by 130%, principally driven by the expanded sale of forklifts during the recent quarter. We delivered two EVs during the second quarter of 2022, the same as in the second quarter of 2021.

For the first six months of 2022, our revenues were $2.2 million, compared to $1.1 million in 2021. The 93% increase in revenues was primarily driven by the increase in sales of forklifts.

For the second quarter of 2022, our cost of revenues was $1.2 million, compared to $0.8 million in the year-ago quarter. Cost of revenues increased by $400 thousand, or 45%, primarily driven by higher costs from forklift products, partially offset by lower direct costs associated with EVs due to higher efficiency in production during the recent quarter.

For the six months ended June 30, 2022 our cost of revenues was $1.7 million, up from $1.2 million, driven by higher forklift costs.

Our gross margin comparisons are as follows: for this analysis, Gross Profit is revenues minus cost of revenues and the Gross Margin percentage is Gross Profit divided by revenues.

For the second quarter, our gross margin improved significantly to 21.7% from negative 24.3% in the year-ago quarter, driven by improved margins across all products categories, particularly attributable to the 19.2% gross margin of forklifts products.

For the six months ended June 30, 2022, our gross margin similarly improved to 20.5% from negative 9.5%, again driven by improved margins across all products categories.

Operating expenses, consisting of selling, general, administrative expenses, were $2.3 million in the most recent quarter compared with $2.1 million a year ago. The increase in operating expenses was mainly due to increases in payroll and expenses associated with becoming a public company.

For the first six months of 2022, our operating expenses were $5.3 million, up from $4.1 million in 2021. The increase in operating expenses was driven by an increase in salaries and wages, professional service fees and insurance expenses.

Our other income for the first six months of 2022 were $0.6 million, primarily due to recognition of a forgiven PPP loan.

As a result of the above factors, the net loss for the second quarter of 2022 was $1.9 million, narrower than last year’s $2.3 million loss.

For the first six months of 2022, the net was $4.2 million, the same as in the first half of 2021.

As we’re diligently implementing various measures to boost revenues and control costs and expenses, we’re more excited than ever about the bright and green future of Phoenix.

Thank you so much for joining our call today. I will now turn it back over to Mark.

Mark Hastings, SVP & Head of IR, Phoenix Motorcars

Thanks, Chris.

As we wrap up the call today, I hope we have conveyed our enthusiasm for the outlook here at Phoenix. We are reshaping and refocusing the company under Dr. Zhou’s leadership and are well-positioned to benefit from, as well as be a leader in, the transition to a greener energy future.

If you have any questions after the call today, please direct them to PhoenixIR@icrinc.com. Thank you to everyone who joined the call today. We look forward to sharing more of the Phoenix story and our progress in the coming quarters.

Operator

This concludes our call. You may now disconnect.